Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131926 on Form S-8 of our reports dated August 29, 2013, relating to the consolidated financial statements and financial statement schedule of Lancaster Colony Corporation, and the effectiveness of Lancaster Colony Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio

August 29, 2013